Exhibit D

Investment Advisory Contract

INVESTMENT ADVISORY CONTRACT

Between

 FUND FOR TAX-FREE INVESTORS, INC.

And

MONEY MANAGEMENT ASSOCIATES, L.P.

          This Contract (the "Contract"), dated as of the 1st day of April, 2001, is entered into by and between Fund for Tax-Free Investors, Inc. (the "Corporation") on behalf of its portfolios, Rushmore Tax-Free Money Market Portfolio, Rushmore Maryland Tax-Free Portfolio and Rushmore Virginia Tax-Free Portfolio (hereinafter individually sometimes referred to as the "Fund" and collectively as the "Funds") and Money Management Associates, L. P. (hereinafter sometimes referred to as the "Manager").

          THAT in consideration of the mutual covenants hereinafter contained, it is agreed as follows:

          1.     The Corporation hereby employs the Manager to manage the investment and reinvestment of the assets of each Fund and to administer the affairs of each Fund, subject to the control of the officers and Board of Directors of the Corporation, for the period and on the terms set forth in this Agreement. The Manager hereby accepts such employment and agrees during such period to render the services and to assume the obligations set forth, for the compensation herein provided.

          2.     The Manager assumes and shall pay or reimburse each Fund for: (a) all expenses in connection with the management of the investment and reinvestment of the assets of such Fund, except that each Fund assumes and shall pay all broker's commissions and issue and transfer taxes chargeable to the Fund in connection with securities transactions to which the Fund is a party; (b) the compensation (if any) of those directors and officers of the Corporation who also serve as partners of the Manager, or directors, officers or employees of the Manager or of partners of the Manager; and (c) all expenses not hereinafter specifically assumed by the Corporation or a Fund where such expenses are incurred by the Manager or by a Fund in connection with the administration of the affairs of the Fund.

          Each Fund assumes and shall pay or reimburse the Manager for the Fund's taxes, corporate fees, interest expenses (if any) and its allocable share of all charges, costs and expenses incurred in connection with : (a) maintaining its offices, determining from time to time the net assets of the Fund, maintaining its books and records, and preparing, reproducing and filing its tax returns and reports to governmental agencies; (b) auditing its financial statements; (c) providing stock certificates representing shares of the Fund and the services rendered in the registration or transfer of such shares, in the payment and disbursement of dividends and distributions by the Fund, and in the custody of the cash, securities and other assets of the Fund; (d) stockholders' and directors' meetings, and preparation, printing and distribution of all reports and proxy materials; (e) printing the Fund's prospectus on at least an annual basis, and distributing it to its then-existing shareholders; (f) legal services rendered to the Fund; (g) retaining and compensating those directors, officers and employees of the Corporation who do not also serve as partners of the Manager, or directors, officers of employees of the Manager or of partners of the Manager; (h) maintaining appropriate insurance coverage for the Corporation and its directors and officers; and (i) its membership in trade associations.

     At the request of the Corporation, the Manager shall make available to each Fund all necessary office facilities, equipment and personnel that the Fund may require. Such office facilities, equipment, personnel and services, the charges and expenses of which are to be paid by the Fund under the provisions of this Section 2, may be provided for or rendered to the Fund by the Manager and billed to the Fund at the Manager's cost.

     3. In connection with the management of the investment and reinvestment of the assets of each Fund, the Manager is authorized on behalf of such Fund, to place orders for the execution of the Fund's portfolio transactions in accordance with the applicable policies of the Fund as set forth in the Fund's registration statements under the Securities Act of 1933 and the Investment Company Act of 1940, as such registration statements may be amended from time to time, and is directed to use its best efforts to obtain the best available price and most favorable execution with respect to all such transactions for the Fund.

     4. As compensation for the services to be rendered and the charges and expenses to be assumed and paid by the Manager as provided in Section 2, the Funds shall pay the Manager an annual fee of one-half of one percent of the average daily net asset value of the Rushmore Tax-Free Money Market Portfolio, and five-eights of one percent of the average daily net asset value of each of the Rushmore Maryland Tax-Free Portfolio and the Rushmore Virginia Tax-Free Portfolio. The fees will be paid monthly.

     In the event of termination of this Contract, the fee shall be computed on the basis of the period ending on the last business day on which this Contract is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

     5. The directors of the Corporation acknowledge that, in further consideration of the services of the Manager hereunder, the Manager has reserved for itself all rights to, and interest in, the name "Fund for Tax-Free Investors, Inc.," or any similar name, and that use of the name shall continue only with the continuing consent of the Manager, which consent may be withdrawn at any time, effective immediately upon written notice thereof to the Corporation.

     6. Subject to and in accordance with the governing instruments of the Corporation and of the Manager respectively, directors, officers, agents and stockholders of the Corporation are or may be interested in the Manager (or any successor thereof) as partners or otherwise; partners and agents of the Manager are or may be interested in the Corporation as directors, officers, agents, stockholders or otherwise; the Manager (or any successor) is or may be interested in the Corporation as a stockholder or otherwise; and the effect of any such interrelationships shall be governed by said governing instruments and the applicable provisions of the Investment Company Act of 1940.

     7. This Contract shall continue in effect until two years from the data hereof, and thereafter only so long as such continuance is approved at least annually by votes of a majority of the Corporation's Board of Directors, including the votes of a majority of the directors who are not parties to such contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of this Contract may be presented to stockholders of the Fund; in such event, such continuance shall be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of a Fund. Provided, however, that (a) this Contract may at any time be terminated without payment of any penalty either by vote of the Board of Directors of the Corporation or by vote of a majority of the outstanding voting securities of a Fund, on sixty days prior written notice to the Manager, (b) this Contract shall automatically terminate in the event of its assignment (within the meaning of the Investment Company Act of 1940), and (c) this Contract may be terminated by the Manager on sixty days prior written notice to a Fund. Any notice under this contract shall be given in writing, addressed and delivered, or mailed post paid, to the other party at any office of such party.

     As used in this Section 6, the terms "interested persons" and "vote of a majority of the outstanding securities" shall have the respective meanings set forth in Section 2(a)(19) and Section 2(a)(42) of the Investment Company Act of 1940.

     8. The services of the Manager to each Fund hereunder are not to be deemed exclusive, and the Manager shall be free to render similar services to others so long as its services hereunder are not impaired thereby. The Manager shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent any Fund in any way or otherwise be deemed an agent of any Fund.

     9. No provision of this Contract shall be deemed to protect the Manager against any liability to a Fund or its stockholders to which it might otherwise be subject by reasons of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Contract. Nor shall any provision hereof be deemed to protect any director or officer of the Corporation against any such liability to which he might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of his duties or the reckless disregard of his obligations. If any provision of this Contract shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Contract shall not be affected thereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed on the day and year first above written.

WITNESS:	FUND FOR TAX-FREE INVESTORS, INC.

/s/ Stephenie E. Adams	By: /s/ Daniel L. O'Connor

WITNESS	MONEY MANAGEMENT ASSOCIATES, L.P.
Money Management Associates, Inc., General Partner

/s/ Richard H. Kirk	By: /s/ Webb Hayes, IV